EXHIBIT 4

                        SERVICE AGREEMENT

                             BETWEEN

                  ENTERGY ENTERPRISES, INC. AND

                     ENTERGY HOLDINGS, INC.


          THIS AGREEMENT, made and entered into as of November 3,

1997 by and between Entergy Enterprises, Inc., a corporation organized under the laws of the State of Delaware (hereinafter sometimes referred to as "Service Company") and Entergy Holdings,

Inc., a corporation organized under the laws of the State of

Delaware ("Client Company").



                       W I T N E S S E T H:

          WHEREAS, Service Company and Client Company are both

direct or indirect subsidiaries of Entergy Corporation, and

Client Company, together with Entergy Corporation and Entergy

Corporation's other direct or indirect subsidiaries and Service

Company form the Entergy System; and

          WHEREAS, Service Company is authorized by the

Securities and Exchange Commission (the "Commission") under

Section 13 of the Public Utility Holding Company Act of 1935, as

amended (the "Act") to render to certain direct and indirect subsidiaries of Entergy Corporation which are not domestic retail electric utility companies ("Client Companies")<FN1> certain services and to render to Client Company services as herein provided; and

          WHEREAS, in the performance of past and future services

for the Client Companies, Service Company has acquired and will acquire certain properties and other resources; and

          WHEREAS, Client Company is authorized under the Act to

utilize those services, personnel, properties and other resources of Service Company; and

          WHEREAS, economies and increased efficiencies

benefiting the Entergy System will result from the performance by

Service Company of services for Client Company; and

          WHEREAS, subject to the terms and conditions herein

described, Service Company is willing, upon request by Client

Company, to render such services and provide such property and resources to Client Company at cost, determined in accordance with applicable rules, regulations and orders of the Commission under the Act;

          NOW, THEREFORE, in consideration of the premises and of

the mutual agreements herein, the parties hereto hereby agree as follows:

          1.   Definitions.

                    As used hereinafter, the following terms, in

          addition to those elsewhere defined in this Agreement,

          shall have the following meanings unless the context

          otherwise requires:

                    A.   "Services" shall mean the services

          described in Article 3 hereof.

                    B.   "Non-Affiliate" means any corporation,

          company, agency, government, business, entity or person

          other than (i) Entergy Corporation, (ii) a direct or

          indirect subsidiary of Entergy Corporation, or (iii) a

          person employed by Entergy Corporation, or any of such

          subsidiaries.

          2.   Agreement to Furnish Services.

                    A.   Service Company hereby agrees to furnish

          or otherwise make available to Client Company, upon the

          terms and conditions hereinafter set forth, the

          Services set forth in Section 3 hereof.  Service

          Company will keep itself and its personnel available

          and competent to render to Client Company the Services

          on the same basis as such Services are provided to the

          other Client Companies.

                    B.   Upon its receipt of Client Company's

          service request, Service Company will, if it has or can

          have available the personnel and resources needed to

          fill the service request, furnish to Client Company,

          upon the terms and conditions hereinafter set forth,

          such of the Services set forth in Section 3 hereof, at

          such times, for such periods and in such manner as

          Client Company may from time to time request; provided,

          however, that the determination of whether Service

          Company has the available personnel and resources to

          perform in accordance with the service request will be

          entirely within the discretion of Service Company, and

          Service Company may at its sole option elect not to

          perform any requested Services, except that, once

          having agreed to perform pursuant to a service request,

          Service Company shall not withdraw or depart from such

          performance without the consent of Client Company.

                    C.   The providing of Services by Service

          Company pursuant to this Agreement shall in all cases

          and notwithstanding anything herein contained to the

          contrary be subject to any limitations contained in

          authorizations, rules or regulations of those

          governmental agencies, if any, having jurisdiction over

          Service Company, Client Company, or such providing of

          Services.

               3.   Description of Services.<FN2>

                    A.   General Executive and Advisory Services.

               Advise and assist the officers and employees of

          Client Company in connection with various phases of its

          business and operations, including particularly (but

          not exclusively) those phases which involve

          coordination of planning or operations between Client

          Company and other entities.

                    B.   General Engineering.  Perform general

          engineering work, including system production and

          transmission studies; prepare and analyze apparatus

          specifications, distribution studies and standards,

          civil engineering and hydraulic studies and problems,

          and fuel supply studies; and advise and assist in

          connection with analyses of operations and operating

          and construction budgets.

                    C.   Development of Other Business

          Enterprises. Advise and assist Client Company in the

          investigation of other business enterprises and the

          development of such other business enterprises.

                    D.   Design Engineering.  Perform detailed

          design work as requested by Client Company.

                    E.   Purchasing.  Render purchasing and group

          purchasing services to Client Company, coordinate group

          purchasing, and supply expediting services.  All

          requests for bids shall be made by and purchases

          confirmed in the name of Client Company (or its

          customer, if requested by Client Company).

                    F.   Accounting and Statistical.  Perform for

          Client Company all such business, accounting, and

          auditing services and install such internal accounting

          and auditing procedures as are requested by Client

          Company to maintain its books and records properly and

          account for and safeguard its operations and

          properties; advise and assist Client Company in

          connection with the installation of accounting systems

          and similar efforts, requirements of regulatory bodies

          with respect to accounting, studies of accounting

          procedures and practices to improve efficiency,

          accounting entries resulting from financial

          transactions, internal audits, employment of

          independent auditors, preparation and analyses of

          financial and operating reports and other statistical

          matters relating to Client Company or its customers,

          preparation of reports to regulatory commissions,

          insurance companies and others, standardization or

          accounting and statistical forms in the interest of

          economy, and other accounting and statistical matters.

                    G.   Finance and Treasury.  Advise and assist

          Client Company on financing matters, including short

          and long range financial planning, determination of

          types and terms of sales of securities, the preparation

          of petitions and applications for the issuance of

          securities and the preparation of various documents

          required in connection therewith, negotiation and

          structuring of financing arrangements, and all treasury

          matters, including banking and investment of surplus

          funds.

                    H.   Taxes.  Advise and assist Client Company

          in connection with tax matters, including preparation

          of Federal, State or foreign income and other tax

          returns and of protests, claims and briefs where

          necessary, tax accruals, and other matters in

          connection with any applicable taxes, governmental fees

          or assessments, and assistance in connection with audit

          of returns by the Internal Revenue Service and State

          Tax Agencies.

                    I.   Risk Management.  Advise and assist

          Client Company in connection with risk management

          matters including but not limited to insurance and

          bonding, including contracts with insurers, trustees

          and actuaries and the placing of individual or

          blanket/group policies covering Client Company and/or

          other Client Companies, and other insurance and bonding

          problems as required.

                    J.   Employee Benefits.  Advise and assist

          Client Company in connection with employee benefit

          matters including but not limited to welfare and

          pension matters.

                    K.   Corporate.  Advise and assist Client

          Company in connection with corporate affairs, including

          assistance and suggestions in connection with the

          preparation of petitions and applications for the

          issuance of securities, contracts for the sale or

          underwriting of securities, maintenance of minutes of

          directors' and stockholders' meetings and other

          proceedings and of other related corporate records; and

          also arrangements for stockholders' meetings, including

          notices, proxies and records thereof, and for other

          types of meetings.

                    L.   Budgeting.  Advise and assist Client

          Company in matters involving the preparation and

          development of capital and operating budgets, cash and

          cost forecasts, and budgetary controls and preparation

          of long-range forecasts.

                    M.   Business Promotion and Public Relations.

          Advise and assist Client Company in the development of

          marketing and sales programs, in the preparation and

          use of advertising and sales materials, and in the

          determination and carrying out of promotional programs.

                    N.   Employee Services.  Furnish Client

          Company with advisory and administrative services and

          programs in connection with employee and employee

          relations matters, payroll, recruitment, employee

          placement, training, compensation, safety, labor

          relations and health, welfare and employee benefits.

                    O.   Systems and Procedures.  Advise and

          assist Client Company in the formation of sound

          operating practices and methods of procedure, the

          standardization of forms, the purchase, rental and use

          of mechanical and electronic data processing, computing

          and communications equipment, in conducting economic

          research and planning and in the development of special

          economic studies.

                    P.   Regulatory Matters.  Consultation and

          advice with respect to regulatory matters, particularly

          those involving the Securities and Exchange Commission

          or the Federal Energy Regulatory Commission, and the

          provision of liaison and assistance in processing

          matters with the staffs of such commissions.

                    Q.   System Operations Center.  Make

          available services from the operation of a System

          Operations Center for the control of bulk power supply

          and load dispatching within the Entergy System, with

          Client Company, and with interconnected systems.

                    R.   Data Processing Services.  Make

          available services from the operation of a data

          processing Computer Center serving the Entergy System.

          This may include:  applications software development,

          maintenance and enhancements; data communications

          network design, operation and management; Computer

          Center production operations; and information systems

          consulting.

                    S.   Access to and Use of Resources.  Make

          available to Client Company in the conduct of its

          business and/or, to the extent necessary or appropriate

          as required in the performance of its services to its

          customers, access to, use of, or rights in all Service

          Company's resources, including facilities, products,

          processes, techniques, computer hardware and software,

          technical information, training aids and properties,

          vehicles, equipment, machines and other property,

          whether owned, leased or licensed by or otherwise

          available to Service Company.

                    T.   Training.  Assist Client Company in

          providing training to personnel of Client Company or of

          Non-Affiliates; develop and make available training

          procedures, materials and facilities, and provide

          instructors.

                    U.   Legal Services.  Provide services and

          advice relating to litigation, contracts, leases, real

          estate, property rights and other legal matters.

                    V.   General.  Make available services in the

          areas of construction, planning and supervision,

          design, management, programs, quality assurance,

          licensing matters, research and development, and

          communications systems and procedures.

                    W.   Other Services.  Render advice and

          assistance in connection with such other matters as

          Client Company may request and Service Company may be

          able to perform with respect to Client Company's

          business and operations.

               4.   Compensation for Services.

               As compensation for Services actually requested by

          Client Company and rendered to it by Service Company,

          Client Company hereby agrees to pay to Service Company

          all direct and indirect costs of such Services,

          computed in accordance with applicable rules and

          regulations (including, but not limited to, Rules 90

          and 91) under the Act and appropriate accounting

          standards.  Bills will be rendered for the amount of

          such costs on or before the 20th day of the succeeding

          month and will be payable on or before the 60th day

          thereafter.  The cost of Services to be allocated to

          and paid by Client Company shall include all direct

          charges and Client Company's pro rata share of Service

          Company's indirect costs, determined as outlined on

          Exhibits I and II attached hereto and incorporated

          herein by reference.

               5.   Service Requests. The Services performed in

          accordance with service requests issued or made by or

          on behalf of Client Company and accepted by Service

          Company will be assigned an applicable service request

          number to enable specific work to be properly allocated

          by project or other appropriate basis.  Service

          requests (i) shall be in writing, (ii) shall be signed

          by appropriate representatives of Client Company<FN3> and

          of Service Company, (iii) shall be as specific as

          practicable in defining the Services requested to be

          performed, and (iv) shall set forth the scope, duration

          and estimated cost of the Services to be performed

          pursuant to the service request.  Client Company shall

          have the right from time to time to amend, alter or

          rescind any service request, provided that (i) any such

          amendment or alteration which results in a material

          change in the scope of the work to be performed or

          equipment to be provided is agreed to by Service

          Company, (ii) the costs for the Services covered by the

          service request will include any expense incurred by

          Service Company as a direct result of the service

          request, and (iii) no amendment, alteration or

          rescission of a service request will release Client

          Company from liability for all such direct costs

          already incurred or contracted for by Service Company

          pursuant to the service request, regardless of whether

          the work associated with such costs has been completed.

               6.   Miscellaneous.

          This Agreement shall be binding upon the successor and

          assigns of the parties hereto, provided that Service

          Company shall not be entitled to assign or subcontract

          out any of its obligations under this Agreement or

          under any purchase order or service request issued

          hereunder without the prior written approval of Client

          Company.  This Agreement shall be construed and

          enforced under and in accordance with the laws of the

          State of Arkansas.  This Agreement may be executed in

          counterparts, each one of which when fully executed

          shall be deemed to have the same dignity, force and

          effect as an original.  No provision of this Agreement

          shall be deemed waived nor breach of this Agreement

          consented to unless such waiver or consent is set forth

          in writing and executed by the party hereto making such

          waiver or consent.



          IN WITNESS WHEREOF, the parties hereto have caused this

Agreement to be executed in their respective corporate names by their respective Presidents or one of their respective Vice

Presidents and their respective seals to be hereunto affixed and attested by their respective Secretaries or one of their

respective Assistant Secretaries as of the day and year first above written.





                    ENTERGY ENTERPRISES, INC.


ATTEST:


____________________________       By:___________________________
                                       Senior Vice President - Law
                                        and Secretary

                     ENTERGY HOLDINGS, INC.


ATTEST:


____________________________       By:___________________________
                                   Vice President and Treasurer

                                                        EXHIBIT I




                    Entergy Enterprises, Inc.
                     Accounting Methodology


The accounting system at Entergy Enterprises, Inc. will be based on specific activities or specific units of work which are assigned to the management of Enterprises. Each activity or project will have its own assigned number. All direct expenses and revenues will be posted to the project to which it relates. Some costs, however, will relate to indirect expenses, e.g., administrative cost, rent, and telephone expense. As discussed below, these costs will be allocated and billed to specific projects based on one or more allocation methods, including but not limited to a statistical analysis of a specific item such as
(i) direct labor hours, (ii) total payroll dollars charged, (iii) base assignment of company employees, (iv) direct dollars charged, and (v) revenues. By using project-based accounting, a profit and loss analysis can be derived for each activity or assignment made to the management of Entergy Enterprises.

Projects will be assigned to specific individuals within Entergy Enterprises. Monthly reports will be produced to indicate the results of the activity to each Project Manager. These reports will include a detailed description of each specific charge or allocation which has been made to that project. Each project will have a budget and related revenue projections. The monthly project reports will compare actuals to both of these items as well as maintain life-to-date information to track the project over its entire life span.

A location code will also be utilized to identify cost centers within Entergy Enterprises. Specific cost centers will include Corporate Development, Legal, Finance, Accounting, Administration, Power Marketing, EPI Operations, and EPI Development. Areas of control within Entergy Enterprises will be assigned to specific individuals. Monthly summaries and detailed cost reports will be distributed to the individuals responsible for their review. Budgets will be developed to compare monthly results at each cost center.

To assist Project Managers in performing the activities within their project, the accounting system will use task codes and identification codes. A task code relates to a specific activity within a project and can be used if the Project Manager wishes to track activities separately. Project reports will be sub-divided by these tasks to allow easier tracking by the Project Manager. Identification codes will be a separate item that the Project Manager can use to group expenses by specific companies, functions, or activities, e.g., a project where a company representative would be visiting several outside corporate groups for possible sales. Revenues and expenses can be tracked by each company solicited. A second use for identification codes would be where a project has phases that would be different from the tasks that are expected to be accomplished. A Project Manager may want to determine the actual costs of each of the phases outside of the tasks being tracked. The use of identification codes will allow the Project Manager to do so and still be able to use task codes. Reports will be produced by breaking the projects down by task and identification number on a monthly, year-to-date, and life-to-date basis.

Type cost codes will be utilized in order to help management and project leaders determine the types of costs they have incurred. The type cost code will also be the base code used for budgeting by cost center. The type cost code indicates the kind of expenditure which has been incurred by the cost center. Several of the codes which will be used are payroll, employee benefits, legal costs, consultation cost, travel, business meals, rents, temporary assistance, and office supplies. Each cost center will receive a monthly report indicating its expenses by type cost code in summary and detail showing monthly and year-to-date amounts. The type cost code can be used to assist in the analysis of the expenses of a specific project.

The account number will relate to the SEC Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies. It will be sub-divided by major account and subaccount. The subaccount will be used independently and will allow the system to produce sub-ledgers. The account code used will develop each company's general ledger, subsidiary ledgers, and financial statements.

The accounting field structure will consist of the following:
Location; Company Code; Project Code; Task Number; Identification
Number; Type Cost Code; Account Number; Plant Account; Work
Order; and Account Type.

Plant accounts and work orders will be used to track specific property acquisitions, if applicable. Account type will indicate what type of information is in the field, such as dollars, KWH, customers, etc.


As stated above, indirect expenses not associated with a project will be allocated and billed to specific projects based on one or more allocation factors. General expenses are costs which are not directly associated with a specific project or are costs which are difficult to precisely allocate to a specific project without undue administrative burden. Examples of general expenses are rent, payroll and account administration, banking fees, telephones, office equipment rental, duplicating expenditures, freight, office supplies, etc. Every day postage, fax machine rental, and duplicating expenditures are examples of indirect expenses which would create an administrative burden to determine the specific project to charge. As noted above, the only allocation factors Enterprises plans to choose from are (i) direct labor hours charged, (ii) total payroll dollars charged,
(iii) base assignment of individual company employees, (iv) direct dollars charged, and (v) revenues.

In summary, the accounting system of Enterprises can be divided into four areas: Project Reporting, Financial Reporting, Management Analysis, and Cost Centers. Each of these will provide a different view of the results and expenses of the operation.

                                                       EXHIBIT II





METHODS OF ALLOCATING COSTS AMONG ASSOCIATE COMPANIES (CLIENT)
RECEIVING SERVICES UNDER THIS AND SIMILAR SERVICE AGREEMENTS WITH
ENTERGY ENTERPRISES, INC. (ENTERPRISES)


1.   The costs of rendering services by Enterprises will include all direct costs and all indirect costs of doing business.

2.        (a)  Enterprises will maintain a separate record of the

          expenses of each department.  The expenses of each

          department will include:

                    (i)  those expenses that are directly

               attributable to such department, and

                    (ii) a portion of those office and

               housekeeping expenses that are not directly

               attributable to a department but which are

               necessary to the operation of such department.

          (b)  Expenses of the department will include salaries

          and wages of employees, including social security

          taxes, vacations, paid absences, sickness, employee

          disability expenses, and other employee welfare

          expenses, rent and utilities, materials and supplies,

          depreciation, and all other expenses attributable to

          the department.

          (c)  Departmental expenses may be categorized into one

          of two classes:

                    (i)  those expenses which are directly

               attributable to a specific project or service

               rendered to a Client Company (Direct Costs), and

                    (ii) those expenses which are attributable to

               the overall operation of the department and not to

               a specific service provided to Client Companies

               (Indirect Costs).  Indirect Costs include all

               costs incurred by a department which are necessary

               to operate the department but do not vary with the

               level of services provided to the Client.



               Departmental Indirect Costs include:

                              (1)  Administrative labor costs

                    associated with office and general service

                    employees.

                              (2)  Occupancy costs including rent

                    and utilities.

                              (3)  Depreciation.

                              (4)  Other fixed costs attributable

                    to a department.

                              (5)  Those costs incurred by a

                    department which are necessary to support

                    services to the Client and cannot be

                    practically assigned to individual projects.

3.   Charges to Client for a particular service will be based on direct costs related to the project or service being

     performed and a portion of Enterprises' indirect costs. Such indirect costs will be allocated and charged based on an

     equitable allocation method determined by Enterprises (see

     Exhibit I).

                                                            (NEW)
                                                      Exhibit III

                    ENTERTY ENTERPRISES, INC.
                      SERVICE REQUEST (SR)


NAME OF CUSTOMER ________________________________________________

SR NO. ____________________

SR DESCRIPTION
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
SCOPE AND DURATION OF WORK

_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________

ESTIMATED BUDGET

          19__                19__                19__

     ______________      ______________      ______________
     ______________      ______________      ______________
     ______________      ______________      ______________
     ______________      ______________      ______________
     ______________      ______________      ______________

ENTERGY ENTERPRISES APPROVAL

NAME:     ______________________________________  DATE:     /  /
TITLE:    ______________________________________

CUSTOMER APPROVAL

NAME:     ______________________________________  DATE:     /  /
TITLE:    ______________________________________


_______________________________
<FN1> Those companies to which Service Company shall not render services are Arkansas Power & Light Company, Louisiana Power
      & Light Company, Mississippi Power & Light Company, New
      Orleans Public Service Inc., Entergy Operations, Inc.,
      System Fuels, Inc., System Energy Resources, Inc., Entergy Services, Inc., and such other similar direct or indirect subsidiaries of Entergy Corporation now or hereafter existing whose activities and operations are primarily related to the domestic sale of electric energy at retail or at wholesale to affiliates, or the provision of goods or services thereto.
<FN2> Note - the following is a list of the various kinds of services that could be provided by Enterprises to its Client
      Companies. However, this list is not intended to be exhaustive, and the services to be provided to any particular Client Company will depend upon, among other factors, the nature of such company and the needs of its business.
<FN3> The representative of Client Company shall be an officer of
      Client Company acting on its behalf in signing the service request.